Exhibit 99

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholder of

C.M. Life Insurance Company:

We have audited the accompanying statutory statement of financial position of C.M. Life Insurance Company (the “Company”) as of December 31, 2003, and the related statutory statements of income, changes in shareholder’s equity, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described more fully in Note 2 to the financial statements, the Company has prepared these statutory financial statements using statutory accounting practices prescribed or permitted by the State of Connecticut Insurance Department, which practices differ from accounting principles generally accepted in the United States of America. The effects on the financial statements of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material.

In our opinion, because of the effects of the matters discussed in the preceding paragraphs, the statutory financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States of America, the financial position of C.M. Life Insurance Company as of December 31, 2003, or the results of its operations and its cash flows for the years ended December 31, 2003 and 2002.

In our opinion, the statutory financial statements referred to above present fairly, in all material respects, the financial position of C.M. Life Insurance Company at December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 on the basis of accounting described in Note 2.

As discussed in Note 3, effective January 1, 2003, the Company adopted Statement of Statutory Accounting Principles No. 86, “Accounting for Derivative Instruments and Hedging, Income Generation, and Replication (Synthetic Asset) Transactions.”

As discussed in Note 14, the presentation regarding the statutory statements of cash flows for the years ended December 31, 2003 and 2002 has been changed to the direct method from the indirect method.

DELOITTE & TOUCHE LLP

March 5, 2004 (March 14, 2005 as to the

effect of the presentation change discussed

in Note 14)